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                                                                    EXHIBIT 5(a)

                        [Getty Petroleum Marketing Inc.
                              Company Letterhead]

                                                                    July 1, 1998

Getty Petroleum Marketing Inc.
125 Jericho Turnpike
Jericho New York 11753

            Re:  Registration Statement on Form S-8

Gentlemen:

     As Vice President and General Counsel of Getty Petroleum Marketing Inc. (the "Company"), I am familiar with the Registration Statement, together with the exhibits thereto to be filed by the Company in connection with the registration of 700,000 additional shares of the Company's common stock, $.01 par value per share (the "Common Stock"), to be offered or sold to participants under the 1997 Stock Option Plan of Getty Petroleum Marketing Inc. (the "Plan"). I am familiar with the proceedings undertaken by the Company in connection with the Plan and the authorization of the issuance of Common Stock thereunder, and have examined such documents and such questions of law and fact as I have deemed necessary in order to express the opinions contained herein.

     Based on the foregoing, it is my opinion that, as of the date hereof, the 700,000 shares of Common Stock which may be issued by the Company pursuant to the Plan, when and if so issued in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very Truly Yours,

                                        /s/ Samuel M. Jones
                                        -------------------
                                        Samuel M. Jones